MANAGEMENT AGREEMENT
MANAGEMENT AGREEMENT, dated as of December 5, 2003, between SELIGMAN GLOBAL FUND SERIES, INC., a Maryland corporation (the "Corporation"), on behalf of each of the series listed on the Fee Schedule attached hereto (each, a "Series") and J. & W. SELIGMAN & CO. INCORPORATED, a Delaware corporation (the "Manager"). WHEREAS, the Corporation is an open-end diversified management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and WHEREAS, the Corporation desires to retain the Manager to render or contract to obtain as hereinafter provided investment management services to the Corporation, and to administer the business and other affairs of the Corporation and the Manager is willing to render such services; Now, therefore, in consideration of the mutual agreements herein made, the parties hereto agree as follows:
1. DUTIES OF THE MANAGER. The Manager shall subject to the control of the Board of Directors of the Corporation, manage the affairs of the Series and agrees to provide the services described in this agreement on the terms set forth herein. The Manager will enter into an agreement dated the date hereof (the "Subadvisory Agreement") with Wellington Management Company LLP (the "Subadviser") pursuant to which the Subadviser will provide the Series with investment management services, including investment research, advice and supervision, determining which securities shall be purchased or sold by the Series, making purchases and sales of securities on behalf of the Series and determining how voting and other rights with respect to securities of the Series shall be exercised, subject in each case to the control of the Board of Directors of the Corporation and in accordance with the objectives, policies and principles set forth in the Registration Statement and Prospectus of the Series and the requirements of the 1940 Act and other applicable law. The Manager will continue to have responsibility for investment management services provided under the Subadvisory Agreement. In the event the Subadviser ceases to provide such investment management services to the Corporation, they shall be provided by the Manager or by such other firm as may be selected by the Corporation and approved in accordance with applicable requirements. In connection with the performance of its duties hereunder, the Manager shall provide such office space, such bookkeeping, accounting, internal legal, clerical, secretarial and administrative services (exclusive of, and in addition to, any such services provided by any others retained by the Series) and such executive and other personnel as shall be necessary for the operations of the Series. The Series understands that the Manager also acts as the manager of all of the investment companies in the Seligman Group. Subject to Section 36 of the 1940 Act, the Manager shall not be liable to the Series for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the management of the Series and the performance of its duties under this Agreement except for willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties under this Agreement.
2. EXPENSES. The Manager shall pay all of its expenses arising from the performance of its obligations under Section 1 including the fee of the Subadviser, and shall pay any salaries, fees and expenses of the directors of the Series who are employees of the Manager or its affiliates. The Manager shall not be required to pay any other expenses of the Series, including, but not limited to, direct charges relating to the purchase and sale of portfolio securities, interest charges, fees and expenses of independent attorneys and auditors, taxes and governmental fees, cost of stock certificates and any other expenses (including clerical expenses) of issue, sale, repurchase or redemption of shares, expenses of registering and qualifying shares for sale, expenses of printing and distributing reports, notices and proxy materials to shareholders, expenses of corporate data processing and related services, shareholder recordkeeping and shareholder account services, expenses of printing and filing reports and other do cuments filed with governmental agencies, expenses of printing and distributing prospectuses, expenses of annual and special shareholders' meetings, fees and disbursements of transfer agents and custodians, expenses of disbursing dividends and distributions, fees and expenses of directors of the Series who are not employees of the Manager or its affiliates, membership dues in the Investment Company Institute, insurance premiums and extraordinary expenses such as litigation expenses. 3. COMPENSATION. As compensation for the services performed and the facilities and personnel provided by the Manager pursuant to Section 1, the Series will pay to the Manager promptly after the end of each month a fee, calculated on each day during such month as indicated on the attached Fee Schedule.
(b) If the Manager shall serve hereunder for less than the whole of any month, the fee hereunder shall be prorated.
4. PURCHASE AND SALE OF SECURITIES. The Manager or, pursuant to the Subadvisory Agreement, the Subadviser shall purchase securities from or through and sell securities to or through such persons, brokers or dealers (including the Manager or an affiliate of the Manager) as the Manager and the Subadviser shall deem appropriate in order to carry out the policy with respect to allocation of portfolio transactions as set forth in the Registration Statement and Prospectus(es) of the Series or as the Board of Directors of the Corporation may direct from time to time. In providing the Series with investment management and supervision, it is recognized that the Manager or the Subadviser will seek the most favorable price and execution, and, consistent with such policy, may give consideration to the research, statistical and other services furnished by brokers or dealers to the Manager or the Subadviser for its use, to the general attitude of brokers or dealers toward investment companies and their support of them, a nd to such other considerations as the Board of Directors of the Corporation may direct or authorize from time to time. Notwithstanding the above, it is understood that it is desirable for the Series that the Manager and the Subadviser have access to supplemental investment and market research and security and economic analysis provided by brokers who execute brokerage transactions at a higher cost to the Corporation than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and execution. Therefore, the Manager and the Subadviser are authorized to place orders for the purchase and sale of securities for the Series with such brokers, subject to review by the Corporation's Board of Directors from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Manager and the Subadviser in connection with their services to other clients as well as the Series. The placing of purchase and sale orders may be carried out by the Manager or the Subadviser or any wholly-owned subsidiary of the Manager.
If, in connection with purchases and sales of securities for the Series, the Manager or any subsidiary of the Manager may, without material risk, arrange to receive a soliciting dealer's fee or other underwriter's or dealer's discount or commission, the Manager shall, unless otherwise directed by the Board of Directors of the Corporation, obtain such fee, discount or commission and the amount thereof shall be applied to reduce the compensation to be received by the Manager pursuant to Section 3 hereof. Nothing herein shall prohibit the Board of Directors of the Corporation from approving the payment by the Series of additional compensation to others for consulting services, supplemental research and security and economic analysis.
5. TERM OF AGREEMENT. This Agreement shall continue in full force and effect until December 31, 2004, and from year to year thereafter if such continuance is approved in the manner required by the 1940 Act if the Manager shall not have notified the Series in writing at least 60 days prior to such December 31 or prior to December 31 of any year thereafter that it does not desire such continuance. This Agreement may be terminated at any time, without payment of penalty by the Series, on 60 days' written notice to the Manager by vote of the Board of Directors of the Corporation or by vote of a majority of the outstanding voting securities of the Series (as defined by the 1940 Act). This Agreement will automatically terminate in the event of its assignment (as defined by the 1940 Act).
6. RIGHT OF MANAGER IN CORPORATE NAME. The Manager and the Series each agree that the word "Seligman", which comprises a component of the Series' name, is a property right of the Manager. The Series agrees and consents that (i) it will only use the word "Seligman" as a component of its corporate name and for no other purpose, (ii) it will not purport to grant to any third party the right to use the word "Seligman" for any purpose, (iii) the Manager or any corporate affiliate of the Manager may use or grant to others the right to use the word "Seligman", or any combination or abbreviation thereof, as all or a portion of a corporate or business name or for any commercial purpose, including a grant of such right to any other investment company, and at the request of the Manager, the Series will take such action as may be required to provide its consent to the use of the word "Seligman", or any combination or abbreviation thereof, by the Manager or any corporate affiliate of the Manager, or by any person to wh om the Manager or an affiliate of the Manager shall have granted the right to such use; and (iv) upon the termination of any management agreement into which the Manager and the Series may enter, the Series shall, upon request by the Manager, promptly take such action, at its own expense, as may be necessary to change its corporate name to one not containing the word "Seligman" and following such change, shall not use the word Seligman, or any combination thereof, as a part of its corporate name or for any other commercial purpose, and shall use its best efforts to cause its officers, trustees and stockholders to take any and all actions which the Manager may request to effect the foregoing and to reconvey to the Manager any and all rights to such word. 7. MISCELLANEOUS. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon either of the parties, to do anything in violation of any applicable laws or regulations.

IN WITNESS WHEREOF, the Corporation on behalf of the Series and the Manager have caused this Agreement to be executed by their duly authorized officers as of the date first above written. SELIGMAN GLOBAL FUND SERIES, INC.



By _____________________________________
J. & W. SELIGMAN & CO. INCORPORATED



By _____________________________________

FEE SCHEDULE
SERIES
ANNUAL RATE
(as a percentage of average daily net assets) Seligman Emerging Markets Fund 1.25% of the first $1 billion of net assets; 1.15% of the next $1 billion of net assets; and 1.05% of net assets thereafter.
Seligman Global Smaller Companies Fund 1.00% of the first $100 million of net assets; and 0.90% of the net assets thereafter. Seligman Global Growth Fund 1.00% of the first $50 million of net assets; 0.95% of the next $1 billion of net assets; and 0.90% of the net assets thereafter. Seligman International Growth Fund 1.00% of the first $50 million of net assets; 0.95% of the next $1 billion of net assets; and 0.90% of the net assets thereafter.



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